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                          CERTIFICATE OF INCORPORATION

                                       OF

                             EDWARDS CAPITAL CORP.


     The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, hereby certifies as follows:

     FIRST.  The name of the corporation is Edwards Capital Corp.

     SECOND. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The Corporation is being organized solely for the purpose of operating as a small business investment company under the Small Business Investment Act of 1958, as amended (the "SBIA") and conducting the activities described under Title III of the SBIA.

     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is three thousand (3,000) shares of Common Stock with a par value of One Cent ($0.01) per share.

     FIFTH.  The name and mailing address of the incorporator are as follows:

                              Stephen C. McEvoy
                              Palmer & Dodge
                              One Beacon Street
                              Boston, Massachusetts 02108

     SIXTH.  The corporation is to have perpetual existence.

     SEVENTH. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     EIGHTH. The Board of Directors of the corporation is authorized to adopt, amend or repeal the by-laws of the corporation.

     NINTH. A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal. This Article NINTH shall not constitute
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a modification, limitation or waiver of Section 314(b) of the SBIA, or a waiver by the U.S. Small Business Administration (the "SBA") of any of its rights pursuant to Section 314(b).

     TENTH. The corporation shall indemnify each person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify a person only after a determination has been made that such person has met the standard of care set forth in the preceding sentence.

     So long as the corporation does not have a reasonable basis for concluding that a person is not entitled to indemnification under this Article, it may pay the expenses incurred by such person in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment unless it is ultimately determined that such person is entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayments.

     The corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by a majority of the members of the Board of Directors of the corporation. Any such indemnification shall otherwise be subject to the requirements of this Article.

     The indemnification rights provided in this Article (i) shall be deemed exclusive of any other rights to which those indemnified may be entitled from the corporation under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or less than, those set forth in this Article.

     Any determination of a person's entitlement to indemnification required hereunder shall be made (i) by a majority vote of the disinterested directors, or a committee of two or more disinterested directors; (ii) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of disinterested stockholders; (iii) by vote of the directors in reliance upon the opinion of independent legal counsel (who may be counsel to the corporation) appointed for the purpose, or (iv) by a court of competent jurisdiction.

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     Any amendment or repeal of the provisions of this Article shall not adversely affect any right or protection of a director or officer of this corporation with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

     ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


     Signed this 17th day of May, 1996.


                               /s/ Stephen C. McEvoy
                              ------------------------------------
                              Stephen C. McEvoy, Incorporator

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